Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the inclusion in this Amendment No. 1 to Registration Statement of Nova LifeStyle, Inc. on Form S-1 (File No.: 333-180496) of our report dated March 30, 2012, with respect to our audits of the consolidated financial statements of Nova LifeStyle, Inc. and Subsidiaries as of December 31, 2011 and 2010, and for the years ended December 31, 2011 and 2010, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP
New York, NY
December 20, 2012